CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #512/514 to the Registration Statement on Form N-1A of Advisor Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for WBI Absolute Return Balanced Plus Fund and WBI Absolute Return Dividend Income Fund, each a series of Advisor Series Trust.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 14, 2013